                                                                   EXHIBIT 99.1


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                         PREFERRED STOCK PURCHASE AGREEMENT


                                      BETWEEN


                         NEW CENTURY FINANCIAL CORPORATION


                                        AND


                                    U.S. BANCORP



                                    DATED AS OF

                                  OCTOBER 18, 1998



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

                          PREFERRED STOCK PURCHASE AGREEMENT


     This PREFERRED STOCK PURCHASE AGREEMENT dated as of October 18, 1998, is made between New Century Financial Corporation, a Delaware corporation (the "Company"), and U.S. Bancorp, a Delaware corporation (the "Purchaser").

                                      RECITALS

     WHEREAS, the Company wishes to sell, and the Purchaser wishes to purchase, 20,000 shares (the "Shares") of the Series 1998A Convertible Preferred Stock (the "Preferred Stock") of the Company upon the terms and conditions set forth herein; and

     WHEREAS, concurrent with the closing of the sale of the Shares the Purchaser and certain shareholders of the Company intend to enter into a Shareholder Agreement (the "Shareholder Agreement") substantially in the form attached hereto as Exhibit A; and

     WHEREAS, concurrent with the closing of the sale of the Shares the Purchaser and the Company intend to enter into an agreement regarding the acquisition of loans by the Purchaser from the Company (the "Flow Agreement") reflecting substantially the terms listed on Exhibit B to this Agreement; and

     WHEREAS, concurrent with the closing of the sale of the Shares the Purchaser and the Company intend to enter into an agreement regarding the origination of loans (the "Service Provider Agreement") reflecting substantially the terms listed on Exhibit C to this Agreement; and

     WHEREAS, the Company and the Purchaser wish to set forth in this Agreement certain other terms and conditions for the sale and purchase of the Shares.

                                      AGREEMENT

     NOW, THEREFORE, the Purchaser and the Company hereby agree as follows:

     1. AUTHORIZATION OF THE SHARES. The Company has authorized the issuance and sale of the Shares to the Purchaser. The Preferred Stock will have the relative rights and preferences set forth in the Certificate of Designations attached as Exhibit D to this Agreement.

     2. SALE OF SHARES. Subject to the terms and conditions of this Agreement, at the Closing the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, 20,000 Shares at a purchase price of $1,000 per Share.

     3.   CLOSING DATE; DELIVERY.

          3.1 CLOSING DATE. The closing (the "Closing") of the purchase and sale of Shares pursuant to this Agreement will take place at 9:00 a.m. at the offices of Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota 55402, on a day to be mutually agreed upon by the parties which date shall be no later than the third Business Day after all of the conditions set forth in
Article 7 shall have been satisfied (or waived in accordance with Section 12.7), or at such other time and place as the Company and the Purchaser may agree (the date of the Closing is hereinafter referred to as the "Closing Date").

          3.2 DELIVERY. At the Closing, the Company will deliver to the Purchaser a certificate registered in the Purchaser's name representing the Shares purchased by the Purchaser at the Closing, and the Purchaser will pay the purchase price for the Shares being purchased by wire transfer.

     4. DEFINITIONS. Unless the context otherwise requires, the terms defined in this Section 4 shall have the meanings herein specified for all purposes of this Agreement. Certain other capitalized terms used herein are defined elsewhere in this Agreement.

          "Additional Employee Issuance" is defined in Section 8.4(c).

          "Affiliate" means any person that directly or indirectly controls or is controlled by, or is under common control with, another specified person.

          "Agreement" means this Preferred Stock Purchase Agreement.

          "Applicable Percentage" is defined in Section 8.4(d).

          "BHCA" is defined in Section 5.2.

          "Basket Amount" is defined in Section 12.12.

          "Business Day" means any day other than a Saturday or a Sunday or a day on which commercial banking institutions in the City of New York are authorized by law to be closed.

          "Closing" is defined in Section 3.1.

          "Closing Date" is defined in Section 3.1.

          "Commission" means the Securities and Exchange Commission.

          "Committee" is defined in Section 8.3(c).

          "Common Stock" means the shares of common stock, par value $.01 per share, of the Company.

          "Company Breach" shall mean a material breach by the Company of its agreements in Section 8.

          "Company Plans" means the following stock-related plans of the Company, as may be amended from time to time in accordance with Section 8.9:
(a) the 1995 Stock Option Plan, as amended, (b) the Employee Stock Purchase Plan, (c) the Founding Managers' Incentive Compensation Plan and (d) any other stock-related plan adopted by the Company after the date of this Agreement.

          "Conversion Shares" shall mean the shares of Common Stock issuable upon the conversion of the Shares.

          "Convertible Securities" means options, warrants or similar rights and indebtedness, shares of stock or other securities that are at any time directly or indirectly convertible into or exercisable or exchangeable for shares of the Company's capital stock.

          "DGCL" is defined in Section 5.14.

          "Disclosure Schedules" is defined in Section 5.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

          "Federal Reserve" means the Board of Governors of the Federal Reserve System or any agency having regulatory responsibility with respect to the Purchaser under the BHCA.

          "Flow Agreement" is defined in the Recitals to this Agreement.

          "Form 10-K Report" is defined in Section 5.4(a).

          "Form 10-Q Report" is defined in Section 5.4(a).

          "HSR Act" is defined in Section 5.2.

          "Latest Balance Sheet" is defined in Section 5.4(b).

          "Liabilities" is defined in Section 5.6.

          "Losses" is defined in Section 12.12.

          "Material Adverse Effect" means a material adverse effect on (a) the business, assets, liabilities, results of operations or financial condition of the Company and the Subsidiaries, taken as a whole, or (b) on the ability of the Company to perform its obligations under or with respect to, or to consummate the transactions contemplated by, this Agreement, the Flow Agreement or the Service Provider Agreement.

          "New Securities" is defined in Section 8.4(c).

          "OCC" means the Office of the Comptroller of the Currency or any agency having regulatory responsibility with respect to any national bank subsidiary of the Purchaser under the National Bank Act.

          "Person" means any natural person, corporation, limited liability company, association, partnership (general or limited), joint venture, proprietorship, governmental body, trust, estate, association, custodian, nominee or any other individual or entity, whether acting in an individual, fiduciary, representative or other capacity.

          "Preferred Stock" is defined in the Recitals to this Agreement.

          "Preemptive Rights Issuance" is defined in Section 8.4(b).

          "Purchaser Default" shall mean a material breach by Purchaser of its agreements in Section 10, which breach (a) has occurred at a time when no Company Default has occurred and is continuing and (b) has not been cured within 30 days of Purchaser's knowledge of such breach.

          "Service Provider Agreement" is defined in the Recitals to this Agreement.

          "Related Statements" is defined in Section 5.4(b).

          "Securities Act" means the Securities Act of 1933, as amended from time to time.

          "Shareholder Agreement" is defined in the Recitals to this Agreement.

          "Shares" is defined in the Recitals to this Agreement.

          "Subscription Notice" is defined in Section 8.4(f).

          "Subsidiary" is defined in Section 5.1.

          "Subsidiaries" means the entities identified as subsidiaries on
Schedule 5.5.

          "Takeover Laws" is defined in Section 5.14.

          "Year 2000 Compliant" is defined in Section 5.13.

          "Year 2000 Problem" is defined in Section 5.13.

     5. REPRESENTATIONS AND WARRANTIES BY THE COMPANY. Except as disclosed in the Disclosure Schedules attached hereto as Exhibit E (the "Disclosure Schedules"), the Company hereby represents and warrants to the Purchaser that:

          5.1. ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. New Century Mortgage Corporation (the "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of California and has the requisite corporate power to carry on its business as now conducted. The copies of the charter and the bylaws of each of the Company and the Subsidiary which have been provided to Purchaser prior to the date of this Agreement are correct and complete and reflect all amendments made thereto through the date hereof. Each of the Company and the Subsidiary is licensed or qualified to do business in every jurisdiction in which the nature of its respective business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.

          5.2. AUTHORITY RELATIVE TO THIS AGREEMENT; NON-CONTRAVENTION. The Company has the requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies and except as the indemnification provisions of the registration rights described in Exhibit F may be limited by principles of public policy. Except as set forth on Schedule 5.2, neither the Company nor any of the Subsidiaries is subject to, or obligated under, any provision of (a) its charter or bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or
(d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such breaches, violations, terminations, accelerations or encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Other than any approvals or filings required under the Bank Holding Company Act of 1956, as amended from time to time, including any regulations or orders of the Federal Reserve thereunder (the "BHCA"), or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and assuming the accuracy of the representations of Purchaser contained in Section 6, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Company or the Subsidiary for the consummation by the Company of the transactions contemplated by this Agreement.

          5.3. CAPITALIZATION. The authorized, issued and outstanding capital stock of the Company as of the date hereof is set forth on Schedule 5.3. All of the issued and outstanding shares of capital stock of the Subsidiary are owned by the Company, free and clear of any lien, pledge, security interest, encumbrance or charge of any kind. The issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. Except as set forth on Schedule 5.3, there are no options, warrants, conversion privileges or other rights, agreements, plans, arrangements or commitments obligating the Company or the Subsidiary to issue, sell, purchase or redeem any shares of their capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of their capital stock or of any of their subsidiaries or affiliates, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of any of the capital stock of the Company, or the earnings or other attributes of the Company. The Company has heretofore delivered to Purchaser true and correct copies of all such agreements, arrangements (including all stock option and other stock-based plans) or commitments identified on Schedule 5.3.

          5.4. EXCHANGE ACT REPORTS; FINANCIAL STATEMENTS.

          (a) Prior to the execution of this Agreement, the Company has delivered or made available to the Purchaser complete and accurate copies of
(a) the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended (the "Form 10-K Report"), as filed under the Exchange Act with the Commission, (b) all proxy statements and annual reports to shareholders of the Company used in connection with meetings of its shareholders held since June 25, 1997, and (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (the "Form 10-Q Report"), as filed under the Exchange Act with the Commission. As of their respective dates, such documents
(x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied as to form in all material respects with the applicable laws and rules and regulations of the Commission. Since June 25, 1997, the Company has filed in a timely manner all reports that it was required to file with the Commission pursuant to the Exchange Act.

          (b) The Company has furnished Purchaser with a copy of the consolidated balance sheet of the Company as of August 31, 1998 (the "Latest Balance Sheet") and the related statements of operations for the eight-month period then ended (the "Related Statements"). The Latest Balance Sheet and the Related Statements have been prepared on a basis consistent with the financial statements included in the Form 10-K, except for the absence of notes and normal year end adjustments consistent with past practice. The Latest Balance Sheet and the Related Statements fairly present the consolidated financial position of the Company and as of the date thereof and the consolidated results of operations and, as applicable, changes in shareholders' equity and cash flows for the period then ended.

          5.5. SUBSIDIARY. Except as disclosed on Schedule 5.5, neither the Company nor the Subsidiary owns any stock, partnership interest, joint venture interest or any other security issued by any other corporation, organization or entity. Other than the Subsidiary and PWF

Corporation, the assets and operations of the entities listed on Schedule 5.5, individually and in the aggregate, are not material to the Company and the Subsidiary, taken as a whole.

          5.6. ABSENCE OF UNDISCLOSED LIABILITIES. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted, including taxes) ("Liabilities") required to be reflected on the "Latest Balance Sheet" in accordance with generally accepted accounting principles have been so reflected. To the best knowledge of the Company and the Subsidiary, neither the Company nor any of the Subsidiaries has any Liabilities except (a) as reflected on the Latest Balance Sheet, (b) Liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business, none of which is an uninsured liability which could reasonably be expected to have a Material Adverse Effect, (c) Liabilities which have arisen outside of the ordinary course of business, none of which is an uninsured liability which could reasonably be expected to have a Material Adverse Effect or (d) as otherwise disclosed on
Schedule 5.6.

          5.7. NO MATERIAL ADVERSE CHANGES. Since the date of the Latest Balance Sheet, there has been no adverse change in, and no event, occurrence or development in, the business of the Company or any of the Subsidiaries that, taken together with other events, occurrences and developments with respect to such business, has had, or would reasonably be expected to have, a Material Adverse Effect; PROVIDED THAT, for the purposes of this Section 5.7 only, general industry trends in the subprime mortgage lending market, including those set forth on Schedule 5.7, shall not be deemed to be such a change, event, occurrence or development.

          5.8. TAX MATTERS. Neither the Company nor any of the Subsidiaries is delinquent in the payment of any material foreign, federal, state or local tax or in the payment of any material assessment or governmental charge. The Company and each of the Subsidiaries has filed all required foreign, federal, state or local tax returns or appropriate extension requests on a timely basis, except for such returns or requests which the failure to file would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Subsidiaries has requested any extension of time within which to file any tax return that has not since been filed. Neither the Company nor any of the Subsidiaries has received notice of any tax deficiency proposed or assessed against it or has executed any waiver of any statute of limitations on the assessment or collection of any tax.

          5.9. LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of the Company and the Subsidiary, threatened against the Company or any of the Subsidiaries, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 5.9 are all of such pending actions, suits, proceedings, orders or investigations as of the date of this Agreement.

          5.10. COMPLIANCE WITH LAWS; PERMITS. The Company and each of the Subsidiaries has complied in all respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the business or any owned or leased properties of the Company or any of the Subsidiaries and to which the Company or any of the Subsidiaries is subject, except where the failure to do so would not have a Material Adverse Effect. No claims have been filed by such governments or agencies against the Company or any of the Subsidiaries alleging failures to comply with any such law or regulation which claims (a) individually or in the aggregate, if successful, could reasonably be expected to have a Material Adverse Effect, and (b) have not been resolved to the satisfaction of such governments or agencies. The Company and each of the Subsidiaries holds all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of the business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

          5.11. SHARES. The Shares to be sold to the Purchaser at the Closing, when issued and paid for pursuant to the terms of this Agreement, will be duly and validly authorized, issued and outstanding, fully paid, nonassessable and free and clear of all pledges, liens, encumbrances and restrictions.

          5.12. NO BROKERS OR FINDERS. No Person has or will have, as a result of any act or omission of the Company, any right, interest or valid claim against the Company or the Purchaser for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement.

          5.13. YEAR 2000 COMPLIANCE. The Company has (a) initiated a review and assessment of all areas of its business and operations and of each of its Subsidiaries (including those affected by their respective suppliers, vendors and customers) that could be adversely affected by the risk that computer applications used by it or any of the Subsidiaries (or their respective suppliers, vendors and customers) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999 (the "Year 2000 Problem"), (b) developed a plan and timetable for addressing the Year 2000 Problem on a timely basis, and (c) to date, implemented that plan in accordance with that timetable. Based on the foregoing, the Company believes that all computer applications used by it or any of the Subsidiaries (or their respective suppliers, vendors and customers) are reasonably expected on a timely basis to be Year 2000 Compliant (as defined below), except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect. The costs of all assessment, remediation, testing and integration related to the Company's plan for becoming Year 2000 Compliant is not reasonably expected to have a Material Adverse Effect. As used in this Agreement, the term "Year 2000 Compliant" shall mean the ability of such computer application to (w) consistently and accurately handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates; (x) function accurately substantially in accordance with its specifications and without material interruption before, during and after January 1, 2000, without any change of operations associated with the advent of the new century; (y) respond to any two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and (z) store and provide output of date information in ways that are unambiguous as to century.

          5.14. TAKEOVER LAWS. The Company has taken all action required to be taken by it, if any, in order to exempt the purchase and sale of the Shares and the granting to Purchaser of Board representation rights, the right of first refusal and the preemptive right pursuant to Sections 8.3 and 8.4 of this Agreement from, and such transactions are exempt from, the requirements of any "moratorium", "control share", "fair price" or other antitakeover laws and regulations of the States of Delaware and California (collectively, "Takeover Laws"), including, without limitation, Section 203 of the Delaware General Corporation Law ("DGCL").

     6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby represents and warrants to the Company that:

          6.1 INVESTMENT REPRESENTATIONS. The Shares being acquired by the Purchaser are being purchased for the Purchaser's own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. The Purchaser understands that neither the Shares nor the Conversion Shares have been registered under the Securities Act by reason of their contemplated issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that the reliance of the Company upon this exemption from such registration is predicated in part upon the representations and warranties of the Purchaser contained herein. The Purchaser is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act and has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the investment to be made hereunder by the Purchaser.

          6.2. ORGANIZATION AND QUALIFICATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. The Purchaser is registered as a bank holding company under the BHCA. The Purchaser is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities, results of operations or financial condition of the Purchaser or (b) on the ability of the Purchaser to perform its obligations under or with respect to, or to consummate the transactions contemplated by, this Agreement, the Flow Agreement or the Service Provider Agreement.

          6.3. AUTHORITY RELATIVE TO THIS AGREEMENT; NON-CONTRAVENTION. The Purchaser has the requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on behalf of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies and except as the indemnification provisions of the registration rights described in Exhibit F may be limited by principles of public policy. The Purchaser is neither subject to, nor obligated under, any provision of (a) its charter or bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or
(d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such breaches, violations, terminations, accelerations or encumbrances which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on (y) the business, assets, liabilities, results of operations or financial condition of the Purchaser and its subsidiaries, taken as a whole, or (z) on the ability of the Purchaser to perform its obligations under or with respect to, or to consummate the transactions contemplated by, this Agreement, the Flow Agreement or the Service Provider Agreement.. Other than any approvals or filings required under the BHCA or the HSR Act, and assuming the accuracy of the representations of the Company contained in Section 5, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Purchaser for the consummation by the Purchaser of the transactions contemplated by this Agreement.

          6.4 NO BROKERS OR FINDERS. No Person has or will have, as a result of any act or omission of the Purchaser, any right, interest or valid claim against the Company or the Purchaser for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement.

          6.5  RESTRICTION ON TRANSFER OF SHARES.

          (a) The Purchaser acknowledges and agrees that the Shares and the Conversion Shares are only transferable pursuant to (i) a public offering registered under the Securities Act, (ii) Rule 144 promulgated by the Commission under the Securities Act (or any similar rule then in effect) if such rule is available and (iii), subject to the conditions specified elsewhere in this
Section 6.5, any other legally available means of transfer.

          (b) LEGEND. Each certificate representing Shares shall be endorsed with the following legend:

     "The shares represented by this certificate may not be transferred without (i) an opinion of counsel satisfactory to this corporation that such transfer may lawfully be made without registration under the Securities Act of 1933, as amended, and all applicable state securities laws or (ii) such registration."

Upon the conversion of any Shares, unless the Company receives an opinion of counsel satisfactory to the Company to the effect that a subsequent transfer of the Conversion Shares may be made without registration or further restriction or transfer, or unless such Conversion Shares are being disposed of pursuant to a registration statement filed under the Securities Act, the same legend shall be endorsed on each certificate evidencing such Conversion Shares.

          (c) REMOVAL OF LEGEND. Any legend endorsed on a certificate evidencing Shares or Conversion Shares pursuant to Section 6.5(b) hereof shall be removed, and the Company shall issue a certificate without such legend to the holder of such Shares or Conversion Shares, if such Shares or Conversion Shares are being disposed of pursuant to a registration statement filed under the Securities Act or pursuant to Rule 144 or any similar rule then in effect or if such holder provides the Company with an opinion of counsel satisfactory to the Company to the effect that a transfer of such Shares or Conversion Shares may be made without registration. In addition, if the holder of such Shares or Conversion Shares delivers to the Company an opinion of such counsel to the effect that no subsequent transfer of such Shares or Conversion Shares will require registration under the Securities Act, the Company will promptly deliver new certificates evidencing such Shares or Conversion Shares that do not bear the legend set forth in Section 6.5(b).

     7.   CONDITIONS TO CLOSING.

          7.1 CONDITIONS TO PURCHASER'S OBLIGATION. The Purchaser's obligation to purchase and pay for the Shares is subject to the fulfillment prior to or on the Closing Date of the following conditions, any of which may be waived in whole or in part by the Purchaser:

          (a) REPRESENTATIONS AND COMPLIANCE. The representations and warranties of the Company in this Agreement shall have been true and correct as of the date hereof, and such representations and warranties shall be true and correct as of the Closing Date as if made at and as of the Closing Date; and the Company shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

          (b) OFFICERS' CERTIFICATE OF THE COMPANY. The Company shall have furnished to the Purchaser a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Closing Date, in which such officers shall certify on behalf of the Company that (ii) the conditions set forth in Section 7.1(a) have been fulfilled, and (ii) except as disclosed in such certificate, Schedule 5.9 is true and correct as of the Closing Date.

          (c)  SECRETARY'S CERTIFICATE.    The Company shall have furnished to
the Purchaser (i) copies of the text of the resolutions by which the corporate action on the part of the Company necessary to approve this Agreement, the Flow Agreement and the Service Provider Agreement and the transactions contemplated hereby and thereby were taken, and (ii) a certificate dated as of the Closing Date executed on behalf of the Company by its corporate secretary or one of its assistant corporate secretaries certifying to the Purchaser that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

          (d) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no adverse change in, and no event, occurrence or development in, the business of the Company or the Subsidiary that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a Material Adverse Effect.

          (e) PROCEEDINGS. All corporate proceedings and actions taken by the Company in connection with the transactions contemplated by this Agreement (including the authorization of the Shares through the filing of the Certificate of Designations in the State of Delaware) and all certificates, agreements, instruments and other documents referenced herein or incident to any such transaction shall be reasonably satisfactory in form and substance to the Purchaser.

          (f) SERVICE PROVIDER AGREEMENT. The Company shall have executed and delivered to the Purchaser the Service Provider Agreement reflecting substantially the terms listed on Exhibit C to this Agreement.

          (g) FLOW AGREEMENT. The Company shall have executed and delivered to the Purchaser the Flow Agreement reflecting substantially the terms listed on Exhibit B to this Agreement.

          (h) REGISTRATION RIGHTS AGREEMENT. The Company shall have executed and delivered to the Purchaser the Registration Rights Agreement substantially in the form attached hereto as Exhibit F.

          (i) EMPLOYMENT AGREEMENTS. The Company and each of Robert K. Cole, Brad A. Morrice, Edward F. Gotschall and Steve Holder shall have executed and delivered to the Purchaser employment/noncompete agreements with terms ending on December 31, 2002 and otherwise on the same terms as each of their existing employment/noncompete agreements or on such other terms as may be approved by the Purchaser prior to or at the Closing. The parties acknowledge and agree that any amendments to such agreements after the Closing Date shall be subject to the approval of the Compensation Committee of the Company; provided that the nonsolicit and noncompete provisions of such agreement shall not be amended without the consent of the Purchaser.

          (j) SHAREHOLDER AGREEMENT. Each of Robert K. Cole, Brad A. Morrice, Edward F. Gotschall and Steve Holder shall have executed and delivered to the Purchaser the Shareholder Agreement substantially in the form attached hereto as Exhibit A.

          (k) ABSENCE OF UNDISCLOSED LIABILITIES As of the Closing Date, neither the Company nor any of the Subsidiaries has any Liabilities except
(a) as reflected on the Latest Balance Sheet, (b) Liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business, none of which is an uninsured liability which could reasonably be expected to have a Material Adverse Effect, (c) Liabilities which have arisen outside of the ordinary course of business, none of which is an uninsured liability which could reasonably be expected to have a Material Adverse Effect or (d) as otherwise disclosed on Schedule 5.6.

          7.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to issue and sell the Shares to the Purchaser is subject to the fulfillment prior to or on the Closing Date of the following conditions, any of which may be waived in whole or in part by the Company:

          (a) REPRESENTATIONS AND COMPLIANCE. The representations and warranties of the Purchaser in this Agreement shall have been true and correct as of the date hereof, and such representations and warranties shall be true and correct as of the Closing Date as if made at and as of the Closing Date; and the Purchaser shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

          (b) OFFICERS' CERTIFICATE OF THE PURCHASER. The Purchaser shall have furnished to the Company a certificate of a senior executive officer of the Purchaser, dated as of the Closing Date, in which such officer shall certify, on behalf of the Purchaser, that the conditions set forth in Section 7.2(a) have been fulfilled.

          (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no adverse change in, and no event, occurrence or development in, the business of the Purchaser that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations under or with respect to, or to consummate the transactions contemplated by, this Agreement, the Flow Agreement or the Service Provider Agreement.

          (d) PROCEEDINGS. All corporate proceedings and actions taken by the Purchaser in connection with the transactions contemplated by this Agreement and all certificates, agreements, instruments and other documents referenced herein or incident to any such transaction shall be reasonably satisfactory in form and substance to the Company.

          (e) SERVICE PROVIDER AGREEMENT. The Purchaser shall have executed and delivered to the Company the Service Provider Agreement reflecting substantially the terms listed on Exhibit C to this Agreement.

          (f) FLOW AGREEMENT. The Purchaser shall have executed and delivered to the Company the Flow Agreement reflecting substantially the terms listed on Exhibit B to this Agreement.

          (g) REGISTRATION RIGHTS AGREEMENT. The Purchaser shall have executed and delivered to the Company the Registration Rights Agreement substantially in the form attached hereto as Exhibit F.

          (h) CONSENT AND AMENDMENT. The Company shall have received the required consent and amendment to its credit facility set forth on Schedule 5.2.

          7.3 MUTUAL CONDITIONS. The obligation of either of the parties hereto to consummate the transactions contemplated hereby is subject to the fulfillment prior to or on the Closing Date of the following conditions, any of which may be waived in whole or in part only by the party against whom enforcement of this Agreement is sought:

          (a) REGULATORY APPROVAL. All necessary regulatory or governmental filings, authorizations or approvals required to consummate the transactions contemplated by this Agreement, the Flow Agreement or the Service Provider Agreement shall have been duly made or obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. None of such approvals shall contain any conditions or restrictions that will materially restrict or limit the business or activities of the Purchaser, the Company or the Subsidiary or have a material adverse effect on, or would be reasonably likely to have a material adverse effect on, the business, operations or financial condition of the Purchaser and its subsidiaries, taken as a whole, on the one hand, or the Company and the Subsidiary, taken as a whole, on the other hand.

          (b) NO INJUNCTION. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would impair the consummation of the transactions contemplated hereby and by the Flow and Service Provider Agreements.

          (c) NO PROHIBITIVE CHANGE OF LAW. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would materially impair the consummation of the transactions contemplated hereby and by the Flow and Service Provider Agreements.

          (d) GOVERNMENTAL ACTION. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby and by the Flow and Service Provider Agreements by any federal, state or other court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in restraining or prohibiting the consummation of the transactions contemplated hereby and thereby or obtaining material damages from the Company or any of the Subsidiaries, or the Purchaser or any of Purchaser's subsidiaries, in connection with the transactions contemplated hereby or thereby.

     8. COVENANTS OF THE COMPANY. The Company covenants and agrees with the Purchaser that:

          8.1  FURNISHING OF INFORMATION AND ACCESS.  The Company will:

          (a) furnish the Purchaser with copies of all registration statements, proxy materials, reports, financial statements and other documents filed by the Company with the Commission or with any securities exchange or automated quotation system, or sent by the Company to its shareholders; and

          (b) make available to the Purchaser with reasonable promptness at the sole expense of the Purchaser such information and data with respect to the Company and the Subsidiary, and such access to the executive officers and independent accountants of the Company and the Subsidiary, as the Purchaser may from time to time reasonably request for the purpose of monitoring the Purchaser's investment in the Company. Purchaser acknowledges that the information and data of the Company to which Purchaser may have access from time to time may constitute material non-public information. Purchaser hereby agrees that it will refrain from trading in the Company's securities when it has or is aware of such material non-public information. Purchaser agrees that any information obtained by the Purchaser pursuant to this Section 8.1(b) which is, or would reasonably be perceived to be, proprietary to the Company or otherwise confidential, will not be disclosed to any third parties without the prior written consent of the Company, will not be used for any purpose other than monitoring the Purchaser's investment in the Company, and will not be used, directly or indirectly, against the Company for any competitive purpose.

          8.2 USE OF PROCEEDS. The proceeds from the sale of the Shares shall be used for working capital and general corporate purposes (other than dividends and extraordinary disbursements).

          8.3  BOARD REPRESENTATION.

          (a) On or prior to, and effective as of, the Closing Date, and within 30 days after June 30, September 30 and December 31 each year, the Company's Board of Directors shall take all action necessary (i) to expand the Company's Board of Directors, if necessary, and (ii) to appoint one or more individuals selected by the Purchaser to serve on the Company's Board of Directors as the Purchaser's representatives such that the proportion of the Board that is made up of representatives of the Purchaser as of the Closing Date, or as of the prior June 30, September 30 or December 31, as the case may be, shall equal the proportion of the Company's outstanding shares of Common Stock represented by the shares of Common Stock owned by the Purchaser as of that date (assuming for this purpose the conversion of the Shares and any other Convertible Securities); PROVIDED THAT, if such proportion would cause one-half or less of a director (in addition to one or more whole directors) to be appointed to the Board as a representative of the Purchaser then such proportion shall be rounded down to the nearest whole number, and if such proportion would cause more than one-half of a director (in addition to one or more whole directors) to be appointed to the Board then such proportion shall be rounded up to the nearest whole number; PROVIDED FURTHER THAT, notwithstanding the foregoing, so long as this Section
8.3 is in effect, the Purchaser shall be entitled to at least one representative on the Company's Board of Directors. If more than one individual is to be appointed to the Board of Directors pursuant to this Section 8.3(a), such individuals shall be distributed as evenly as possible among the three classes of Directors with the first such individual being appointed to Class I, the second to Class II and the third to Class III.

          (b) Commencing with its 1999 annual meeting of shareholders and in connection with each annual meeting of shareholders thereafter, the Company shall take all reasonable action necessary to nominate and support (in the same manner as it supports the other nominees to its Board at that meeting) one or more individuals for election to the Board of Directors as representatives of the Purchaser such that the proportion of the Board that is made up of representatives of the Purchaser serving on the Company's Board of Directors after such annual meeting of shareholders (assuming the election of the persons so nominated) shall, subject to the two provisos in Section 8.3(a), equal the proportion of the Company's outstanding shares of Common
Stock owned by the Purchaser as of the end of the Company's last fiscal year (assuming for this purpose the conversion of the Shares and any other Convertible Securities). In the event that the shareholders of the Company shall fail to elect enough persons to serve as representatives of the Purchaser on the Company's Board of Directors to satisfy the proportional requirements of this Section 8.3, the Board of Directors of the Company shall take any actions necessary to appoint to the Board a different set of individuals selected by the Purchaser to serve as its representatives on the Board such that the proportional requirements are satisfied. Purchaser agrees that it will not select any person to serve as its representative on the Company's Board of Directors pursuant to this Section 8.3 if (i) such person is not reasonably experienced in business, financial or mortgage banking matters, (ii) such person has been convicted of, or has pled nolo contendere to, a felony, (iii) the election of such person would violate any law, or (iv) any event required to be disclosed pursuant to Item 401(f) of Regulation S-K under the Exchange Act has occurred with respect to such person. Purchaser shall use its reasonable efforts to afford the directors of the Company a reasonable opportunity to meet any individual that Purchaser is considering selecting as one of its representative on the Company's Board of Directors.

          (c) For so long as the Purchaser has at least one representative on the Company's Board of Directors, (i) the representative will be entitled to receive notice of and attend all meetings of the Board of Directors of the Company, to receive any materials distributed to the directors in their capacity as such and otherwise to be treated the same as the other directors of the Company, (ii) the Company will give the Purchaser written notice of each regularly scheduled meeting of any duly constituted committee of the Board of Directors (a "Committee") as far in advance as such notice is required to be delivered to the directors (but at least one Business Day prior to the date of each special meeting of any Committee); (iii) the Purchaser will be entitled to receive all written materials and other information (including, without limitation, copies of meeting minutes and press releases) given to directors in connection with such Committee meetings at the same time such materials and other information are given to the directors; (iv) if the Company proposes to take any action by written consent in lieu of a meeting of any Committee of its Board of Directors, the Company will give prompt written notice thereof to the Purchaser prior to the effective date of such consent describing in reasonable detail the nature and substance of such consent; (v) the Company shall maintain a provision in its bylaws providing for the indemnification of its directors to the full extent permitted by the Delaware General Corporation Law; (vi) the Board of Directors of the Company shall consist of no fewer than 8 members; and
(vii) if the Board of Directors is to be expanded, then additional representatives of the Purchaser shall be appointed to the Board as necessary to maintain the then required proportion of representatives of the Purchaser on the Board; PROVIDED, HOWEVER, THAT, notwithstanding clauses (ii), (iii) and (iv) above, the Purchaser shall not be entitled to the rights thereunder if and to the extent that such Committee relates to the Company's relationship with the Purchaser or any transaction in which the Purchaser has an interest other than as a shareholder of the Company.

          (d) The Purchaser may, at its sole discretion at any time and from time to time, elect to waive its right to some or all of the representatives on the Company's Board to which it is entitled under this Section 8.3, and the exercise of any such waiver shall not cause the Purchaser's right to such representatives to terminate.

          (e) The Purchaser hereby agrees that, in the event that the proportion of the Company's outstanding shares of Common Stock owned by the Purchaser as of any June 30, September 30 or December 31 as described above would indicate that the Purchaser should have fewer representatives on the Board than it has at that time, then the Purchaser will cause one or more of its representatives to resign so that the Purchaser has the number of Board representatives to which it is entitled under this Section 8.3.

          8.4  RIGHT OF FIRST REFUSAL; PREEMPTIVE RIGHT.

          (a) If, after the date hereof, the Company should decide to issue any New Securities (as defined in subparagraph (c) below) for cash, the Company shall, in accordance with this Section 8.4, first offer to issue all of such New Securities to the Purchaser upon substantially the same terms and conditions as the Company is proposing to issue such New Securities to others. Purchaser's right to purchase New Securities pursuant to this Section 8.4(a) shall not be exercisable in connection with any issuance as to which the Purchaser elects to exercise its right under Section 8.4(b).

          (b) If, after the date hereof, the Company should decide to issue any New Securities, the Company shall, in accordance with this Section 8.4, also concurrently offer to issue to the Purchaser, upon substantially the same terms and conditions as the Company is proposing to issue such New Securities to others, a sufficient number of such New Securities so that the Purchaser's Applicable Percentage (as defined in subparagraph (d) below) will, if such New Securities are purchased by the Purchaser and such others, remain unchanged following the proposed issuance of New Securities (any such issuance is referred to herein as a "Preemptive Rights Issuance"). Purchaser's right to purchase New Securities pursuant to this Section 8.4(b) shall not be exercisable in connection with any issuance as to which the Purchaser elects to exercise its right under Section 8.4(a).

          (c) For purposes of this Agreement, "New Securities" means any additional shares of capital stock of the Company, whether or not currently authorized, and any Convertible Securities; provided that "New Securities" shall not include: (a) shares of Common Stock issued upon conversion of the Shares or to the Purchaser, (b) shares of the Company's capital stock or other securities issued in connection with the acquisition of any other corporation or business entity, in whole or in part, directly or indirectly, by the Company, (c) shares of the Company's capital stock issued in connection with any stock split, stock divided or recapitalization of the Company, (d) shares of the Company's capital stock issued upon exercise, conversion or exchange of Convertible Securities described on Schedule 5.3 hereto or pursuant to any other arrangement or agreement as of the date hereof described on Schedule 5.3 hereto, including without limitation shares of the Company's capital stock authorized or available for issuance under any Company Plan as described on Schedule 5.3, (e) shares of the Company's capital stock issued upon exercise, conversion or exchange of Convertible Securities if the issuance of such Convertible Securities permitted Purchaser to purchase New Securities in accordance with this Section 8.4, (f) up to 1,000,000 shares of the Company's capital stock or Convertible Securities issued pursuant to any Additional Employee Issuance (as defined herein), and
(g) shares of the Company's capital stock issued upon exercise, conversion or exchange of any Convertible Securities which did not constitute "New Securities" upon their issuance by virtue of subsection

(f) above. For purposes of this Agreement the terms "Additional Employee Issuance" means any of the following: (i) any stock-related plan for the benefit of the Company's or its subsidiaries' employees, officers, directors or consultants adopted by the Company after the date of this Agreement; (ii) a repricing or a regrant of any Convertible Securities issued pursuant to any Company Plan; or (iii) an increase in the number of shares authorized and available for issuance pursuant to any Company Plan.

          (d) For purposes of this Agreement, the Purchaser's "Applicable Percentage" shall be equal to the number of outstanding shares of Common Stock held by the Purchaser (assuming for this purpose the conversion of the Shares and any other Convertible Securities held by the Purchaser, and including only shares of Common Stock received pursuant to any such conversion and any other shares acquired by the Purchaser from the Company) divided by the total number of outstanding shares of Common Stock (assuming for this purpose the conversion of the Shares and any other Convertible Securities).

          (e) In the event that the Company is required to make an offer of New Securities to the Purchaser pursuant to subparagraph (a) or (b) above, it shall give the Purchaser written notice of such offer, describing the type of New Securities, the estimated price and the terms upon which the Company proposes (or is obligated) to issue the same, including for an offer of New Securities pursuant to subparagraph (b) above, the number of New Securities offered to the Purchaser for the Purchaser to maintain the Purchaser's Applicable Percentage (the "Subscription Notice"). The Purchaser shall have ten Business Days from the date of receipt of any Subscription Notice to subscribe to purchase such New Securities (and, in the case of subparagraph
(a) above, all, but not less than all of such New Securities) for the price and upon the terms specified in the Subscription Notice by giving written notice to the Company, which subscription by Purchaser shall be binding and irrevocable subject only to the making of any necessary regulatory or governmental filings, the receipt of any necessary regulatory or governmental authorizations and approvals, and the expiration of all statutory waiting periods in respect thereof. The closing of the sale of the New Securities to the Purchaser pursuant to subparagraph (a) above shall take place within the later of (i) ten Business Days after the delivery of such notice to the Company, or (ii) three Business Days after all necessary shareholder, regulatory or governmental filings, authorizations or approvals required to consummate such purchase shall have been duly made or obtained and all statutory waiting periods in respect thereof shall have expired, PROVIDED THAT if such closing has not occurred within 90 days after the date of delivery of such notice to the Company, the Purchaser's right to purchase such issue of New Securities pursuant to subparagraph (a) above shall terminate. The closing of the sale of the New Securities to the Purchaser pursuant to subparagraph (b) above shall take place within the later of (i) ten Business Days after the occurrence of the Preemptive Rights Issuance, or
(ii) three Business Days after all necessary shareholder, regulatory or governmental filings, authorizations or approvals required to consummate such purchase shall have been duly made or obtained and all statutory waiting periods in respect thereof shall have expired; PROVIDED THAT the Purchaser shall have no right to purchase New Securities under subparagraph (b) above unless and until the applicable Preemptive Rights Issuance has occurred; PROVIDED FURTHER THAT if such closing has not occurred within 90 days after the occurrence of the Preemptive Rights Issuance to the Company, the Purchaser's right to purchase such issue of New Securities pursuant to subparagraph (b) above shall terminate. The Purchaser and the Company mutually agree that they will each use all reasonable efforts to make, and to assist with the making of, any such filing and to obtain, and to assist with obtaining, any such authorization or approval as promptly as practicable.

          (f) In the event and to the extent that the Purchaser fails to subscribe for any New Securities offered to it pursuant to subparagraph (a) or
(b) above within ten Business Days after the date of receipt of the Subscription Notice, the Company shall have 120 days thereafter to sell the New Securities at a price which is not less than 95% of the price specified in the Subscription Notice and upon terms otherwise no more favorable to the purchasers thereof than the terms specified in the Subscription Notice. In the event the Company has not sold the New Securities within such 120 day period, the Company shall not thereafter issue any New Securities without first offering such New Securities to the Purchaser as required by this Section 8.4.

          (g) The provisions of Section 8.4(a) shall terminate and no longer be of any effect as of the earlier of (i) 24 months after the Closing Date, or (ii) the receipt by the Company of gross proceeds totaling $30 million from the sale of shares of capital stock of the Company or Convertible Securities, other than pursuant to a Company Plan, after the Closing Date.

          (h) In the event that the proposed issuance which gives rise to an offer pursuant to subparagraph (a) or (b) above is a registered public offering by the Company, then the parties agree that (i) the Subscription Notice shall be given upon commencement of preparations for the offering; (ii) for purposes of an offer pursuant to subparagraph (a) above, the purchase price shall be equal to the average closing sale price of the Common Stock for the ten trading days immediately preceding delivery of the Subscription Notice; (iii) for purposes of an offer pursuant to subparagraph (b) above, the purchase price shall be equal to the price at which the shares are sold in the public offering, and (iv) if the Purchaser fails to subscribe for any New Securities offered to it pursuant to subparagraph (a) or (b) above, then, for the purposes of subparagraph (f) above, the Company shall have 150 days thereafter to sell the New Securities in a registered public offering at any price.

          8.5 NO NEGOTIATIONS, ETC. The Company will not, and will cause the Subsidiary and the Company's and the Subsidiary's respective officers, directors, employees, agents or affiliates, not to, directly or indirectly, solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any material equity interest in, the Company or the Subsidiary or other similar transaction or business combination involving the Company or the Subsidiary, or, unless the Company shall have determined, based on the advice of counsel to the Company, that the Board of Directors of the Company has a fiduciary duty to do so, (a) participate in any negotiations in connection with or in furtherance of any of the foregoing or (b) permit any person other than the Purchaser and its representatives to have any access to the facilities of, or (c) furnish to any person other than the Purchaser and its representatives any information with respect to, the Company or the Subsidiary in connection with or in furtherance of any of the foregoing. The Company shall promptly notify the Purchaser if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made, and shall promptly provide the Purchaser with such information regarding such proposal, offer, inquiry or contact as the

Purchaser may request. Notwithstanding the foregoing, this Section 8.5 shall not be deemed to prohibit the Company or its officers, directors, employees, agents and affiliates from initiating, encouraging, negotiating and entering into any acquisition or purchase of a business or assets using shares of the Company's Common Stock as consideration for the acquisition or purchase so long as the number of shares of Common Stock to be issued in the transaction (assuming the exercise or conversion of any Share Acquisition Rights or Convertible Securities to be issued in the transaction) does not exceed 20% of the shares of Common Stock then outstanding.

          8.6 UNDERTAKING TO COOPERATE IN SALES OF SHARES. In the event that the Purchaser determines to reduce its ownership interest in the Company, the Company will use reasonable efforts to cooperate with and assist the Purchaser (at Purchaser's expense) in connection with sales of shares of the Company's capital stock whether through private placements, market transactions pursuant to Rule 144 or registered offerings pursuant to the Registration Rights Agreement. For so long as the Purchaser continues to hold any Shares (or shares of Common Stock acquired upon conversion thereof which do not qualify for sale pursuant to Rule 144(k)), the Company shall use reasonable efforts to file all annual, quarterly and other reports required to be filed by the Company under
Section 13 or 15(d) of the Exchange Act and the rules and regulations thereunder, as amended from time to time. The Company shall cooperate with the Purchaser (at Purchaser's expense), in such manner as the Purchaser may reasonably request, so as to enable any such sales to be made in accordance with applicable laws, rules and regulations, the requirements of the Company's transfer agent and the reasonable requirements of any broker through which such sales are proposed to be executed.

          8.7  UNDERTAKING TO COOPERATE IN PURCHASES OF SHARES.  Subject to
Section 10 hereof and to any confidentiality and other contractual or legal restrictions applicable to the Company, the Company will, if requested to do so by the Purchaser, cooperate with and use its best efforts to assist the Purchaser in identifying existing shareholders of the Company who may be interested in selling shares of Common Stock, and, once any such potential seller is identified, will cooperate with the Purchaser (at Purchaser's Expense), in such manner as the Purchaser may reasonably request, so as to enable such purchases to be made in accordance with applicable laws rules and regulations, the requirements of the Company's transfer agent and the reasonable requirements of any broker through which such purchases are proposed to be executed.

          8.8  REGULATORY COMPLIANCE.

          (a) As long as the Shares or the Conversion Shares are owned and controlled by the Purchaser or by a nonbank subsidiary of the Purchaser, the Company shall (i) conduct its current activities in conformity with the Federal Reserve's regulations and orders under the BHCA governing such activities, (ii) not engage in any new activities (A) that are impermissible for any bank holding company under the BHCA and (B) until the Purchaser has provided prior notice to the Federal Reserve, if required, under the BHCA of the Purchaser's intent to engage in such activities and, if required, obtained the prior approval of the Federal Reserve under the BHCA to engage in such activities through the Company, and (iii) be subject to supervision and examination by the Federal Reserve; PROVIDED, HOWEVER, THAT the Company need not comply with this Section 8.8(a) in the event (i) that the Shares or the Conversion Shares represent less than 5% of any "class of voting shares" (as such term is defined in the Federal Reserve's regulations and orders) of the Company or (ii) that the Purchaser ceases to be regulated as a bank holding company under the BHCA.

          (b) Following the assignment and transfer of the Shares or the Conversion Shares to a national bank subsidiary of the Purchaser and, following such assignment and transfer, for as long as the Shares or the Conversion Shares are owned and controlled by a national bank subsidiary of the Purchaser, the Company shall (i) conduct its current activities in conformity with the OCC's regulations and orders under the National Bank Act governing such activities,
(ii) not engage in any new activities (A) that are impermissible for any national bank under the National Bank and (B) until the Purchaser has provided prior notice to the OCC, if required, under the National Bank Act of the Purchaser's intent to engage in such activities and, if required, obtained the prior approval of the OCC under the National Bank Act to engage in such activities through the Company, and (iii) be subject to supervision and examination by the OCC; provided, however, that the Purchaser shall not assign or transfer the Shares or the Conversion Shares to a national bank subsidiary of the Purchaser, unless and until the Purchaser determines, in its reasonable discretion, that the Company would be deemed to be an "affiliate" of Purchaser for purposes of Section 23A of the Federal Reserve Act as a result of Purchaser's ownership of the Shares or the Conversion Shares or any shares of Common Stock of the Company which Purchaser may acquire in its discretion in accordance with the terms of this Agreement or as a result of Purchaser's representation on the Company's Board of Directors or as otherwise as required by Section 23A of the Federal Reserve Act.

          8.9 RESTRICTION ON COMPANY PLANS. Without the prior written consent of Purchaser, the Company shall not (i) increase the number of shares available for issuance under, any of the Company Plans, (ii) adopt any other stock-related plans not listed on Schedule 5.3 hereto, (iii) grant additional restricted stock awards other than pursuant to the Founding Managers' Incentive Compensation Plan or (iv) take any action to reprice or regrant any Convertible Securities issued pursuant to any Company Plan; PROVIDED THAT, notwithstanding the foregoing, the Company may take such actions in connection with an Additional Employee Issuance, so long as the aggregate number of shares of capital stock which are issued or issuable pursuant to any Additional Employee Issuance shall not exceed 1,000,000 shares of Common Stock (including no more than 250,000 shares of Common Stock pursuant to restricted stock awards not made under the Founding Managers' Incentive Compensation Plan).

          8.10 TERMINATION OF CERTAIN COVENANTS. Subject to any earlier termination provided for therein, the covenants of the Company in Section 8 (other than Section 8.8) and the proviso in the last sentence of Section 7.1(i) will terminate and no longer be of any force or effect on the earliest to occur of (a) December 31, 2002, (b) the date on which the Purchaser owns less than 5% of the Company's outstanding shares of Common Stock (assuming for this purpose the conversion of the Shares and any other Convertible Securities) or (c) a Purchaser Default. The covenants of the Company in Sections 8.4, 8.5, 8.7 and
8.9 will also terminate (a) upon the closing of an acquisition of the Purchaser if the Purchaser is acquired in a transaction pursuant to which the acquiror obtains the right to dictate a substantial majority of the Board of Directors of Purchaser; or (b) if the Purchaser sells more than 20% of its shares of Common Stock of the Company during any 90-day period, PROVIDED THAT sales of shares of Common Stock for this purpose shall not include any shares sold by the Purchaser because it was necessary or desirable to do so for regulatory reasons.

     9.   MUTUAL COVENANTS

          9.1 REGULATORY APPROVALS. The Purchaser and the Company will use all reasonable efforts and will cooperate with each other in the preparation and filing, as soon as practicable, of all notices, applications or other documents required to obtain the regulatory approvals and consents necessary to satisfy the condition set forth in Section 7.3(a), and will provide copies of the non-confidential portions of such applications, filings and related correspondence to the other party. Prior to filing each application, registration statement or other document with the applicable regulatory authority, each party will provide the other party with an opportunity to review and comment on the non-confidential portions of each such application, registration statement or other document. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Flow and Service Provider Agreements. Notwithstanding any provision to the contrary contained herein, no later than five days after the execution of this Agreement (a) the Purchaser and the Company shall file with the Federal Trade Commission and the Department of Justice the appropriate documents pursuant to the rules and regulations promulgated under Title II of the HSR Act reporting the sale of the Shares to the Purchaser, and (b) the Purchaser shall file with the Federal Reserve the applicable notices, applications and other documents required to obtain the approval and consent of the Federal Reserve to the sale of the Shares to the Purchaser.

          9.2  BROKERS AND FINDERS FEES.    Each of the parties hereto will
indemnify and hold the other party harmless against any and all liability to any Person with respect to any commission, fee or other compensation as a finder or broker, or in any similar capacity, that may be payable or is determined to be payable in connection with the transactions contemplated by this Agreement by reason of any act or omission of the indemnifying party.

          9.3 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the other parties of (a) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate when made, at the Closing Date or at any time prior to the Closing Date, and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

          9.4 TAKEOVER LAWS. No party shall take any action that would cause the purchase and sale of the Shares or the granting to Purchaser of Board representation rights, the right of first refusal and the preemptive right pursuant to Sections 8.3 and 8.4 of this Agreement to be subject to requirements imposed by any Takeover Law and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions listed above, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Section 203 of the DGCL, or any other Takeover Laws that purport to apply to this Agreement, or the transactions contemplated hereby.

          9.5 NEGOTIATION. Each party agrees that it will use its best efforts and negotiate in good faith to resolve any issues that arise during the drafting and negotiation of the Flow Agreement and the Service Provider Agreement.

     10. PURCHASER'S STANDSTILL AGREEMENT. Unless such action shall have been consented to in writing by the Board of Directors of the Company, Purchaser agrees that neither it nor any of its affiliates will, either directly or indirectly, (a) acquire over 50% of the Company's outstanding capital stock;
(b) effect or propose (whether publicly or otherwise) to effect, participate in or cause (i) any tender or exchange offer or merger or other business combination involving the Company, (ii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or (iii) any "solicitation" of "proxies" (as such terms are used in proxy rules of the Commission) or consents to vote any voting securities of the Company, (c) form, join or in any way participate in a "group" (as defined under the Exchange Act), or (d) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a),
(b) or (c) above. The covenant of the Purchaser in this Section 10 will terminate and no longer be of any force or effect on the earlier of December 31, 2002 and the date on which the Purchaser and its Affiliates in the aggregate own less than 5% of the Company's outstanding shares of Common Stock (assuming for this purpose the conversion of the Shares and any other Convertible Securities).

     11.  TERMINATION.

          11.1 METHODS OF TERMINATION. Prior to Closing, this Agreement may be terminated as follows:

          (a)  by the mutual consent of the parties hereto;

          (b) by either the Purchaser or the Company if there has been a misrepresentation, breach of warranty or breach of covenant on the part of the other party under this Agreement;

          (c) by either the Purchaser or the Company, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy;

          (d) by either the Purchaser or the Company if the Closing shall not have been consummated by December 31, 1998; PROVIDED that, neither the Company nor the Purchaser will be entitled to terminate this Agreement pursuant to this
Section 12.1(d) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

          (e) by the Purchaser if, between the date hereof and the Closing Date, there shall have been any occurrence that has resulted or could reasonably be expected to result in a Material Adverse Effect.

          11.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall become void (other than Section 12.15 which shall remain in full force and effect) and there shall be no liability on the part of any party hereto, or their respective stockholders, officers, or directors.

     12.  MISCELLANEOUS.

          12.1 PRESS RELEASES AND ANNOUNCEMENTS. No party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby without prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with any applicable laws, including securities laws. If any such press release is so required, the party making such disclosure shall, to the extent practicable, consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to all of the parties.

          12.2 ENTIRE AGREEMENT. This Agreement (including the exhibits, schedules and other documents referred to herein), the Flow Agreement, the Service Provider Agreement and the Registration Rights Agreement contain the entire understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof and thereof.

          12.3 COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

          12.4 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby.

          12.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by Section 12.6, successors and assigns.

          12.6 ASSIGNMENT. This Agreement and the rights and obligations of the parties hereunder shall not be assignable, in whole or in part, by either party without the prior written consent of the other party.

          12.7 MODIFICATION, AMENDMENT, WAIVER OR TERMINATION. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

          12.8 NOTICES. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail or electronic facsimile addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.


NOTICES TO THE PURCHASER:                  WITH A COPY TO:
-------------------------                  ---------------
U.S. Bancorp                               Dorsey & Whitney LLP
601 Second Avenue South                    220 South Sixth Street
Minneapolis, Minnesota 55402               Minneapolis, Minnesota 55402
Attention: Lee R. Mitau, Esq.              Attention: Elizabeth C. Hinck, Esq.
Telecopy:  (612) 973-4333                  Telecopy:  (612) 340-8738

NOTICES TO THE COMPANY:                    WITH A COPY TO:
-----------------------                    ---------------
New Century Financial Corporation          O'Melveny & Myers LLP
18400 Von Karman, Suite 1000               610 Newport Center Drive, 17th Floor
Irvine, California 92612                   Newport Beach, California 92660
Attention: Brad A. Morrice                 Attention: Karen K. Dreyfus, Esq.
Telecopy: 949-440-7033                     Telecopy: 949-823-6994


Any party may change the address set forth above by notice to each other party given as provided herein.

          12.9 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          12.10 GOVERNING LAW. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the internal laws of the state of Delaware, without giving effect to any choice of law provisions thereof.

          12.11 THIRD-PARTY BENEFIT. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

          12.12 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any investigation made by either of the parties hereto and notwithstanding the Closing or any actions taken after the execution hereof, the representations and warranties made in this Agreement shall survive for 18 months after the Closing Date, except for the representation and warranty in
Section 5.11 which shall survive the Closing indefinitely. Purchaser shall not assert a claim against the Company for a breach or breaches of the representations and warranties made in this Agreement unless and until Purchaser has a claim or claims for damages, liabilities, losses or expenses arising from or relating to such breach or breaches ("Losses") in excess of $300,000 in the aggregate (the "Basket Amount"); provided that once Purchaser has a claim or claims for aggregate Losses in excess of the Basket Amount it shall be entitled to assert a claim against the Company for the entire amount of Purchaser's aggregate Losses.

          12.13 JURISDICTION AND VENUE. This Agreement may be enforced in any federal court or state court sitting in California, and each party consents to the jurisdiction and venue of any such court and waives any argument that venue in such forum is not convenient. If any party commences any action under any tort or contract theory arising directly or indirectly from the relationship created by this Agreement in another jurisdiction or venue, the other party to this Agreement shall have the option of transferring the case to the above-described venue or jurisdiction or, if such transfer cannot be accomplished, to have such case dismissed without prejudice.

          12.14 REMEDIES. The parties agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may, in its discretion, apply to any court of law or equity of competent jurisdiction for specific performance and injunctive relief in order to enforce or prevent any violations this Agreement, and any party against whom such proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law and agrees not to raise the defense that the other party has an adequate remedy at law.

          12.15 EXPENSES. Except as otherwise expressly provided for herein, each party will pay its own expenses (including attorneys' and accountants' fees) incurred in connection with the negotiation of this Agreement, the performance of its respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized representatives as of the day and year first above written.

                                       NEW CENTURY FINANCIAL CORPORATION


                                       By: /s/ Robert K. Cole
                                          --------------------------------

                                          Its: Chairman and CEO
                                              ----------------------------

                                       U.S. BANCORP

                                       By: /s/ Susan E. Lester
                                          --------------------------------

                                          Its: Executive Vice President
                                               and CFO
                                              ----------------------------